Exhibit 10.2
THE TIMKEN COMPANY
DIRECTOR DEFERRED COMPENSATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2008)
  The Timken Company (the “Company”) hereby amends and restates, effective as of December 31, 2008, its Director Deferred Compensation Plan (the “Plan”), which was originally established effective as of February 4, 2000. The Plan provides Directors with the opportunity to defer Compensation payable in cash or Common Shares in accordance with the provisions set forth below.
ARTICLE VI
DEFINITIONS
  For the purposes of the Plan, the following words and phrases shall have the meanings indicated in this Article I. Certain other words and phrases are defined throughout the Plan and shall have the meaning so ascribed to them.
          1. “Account” shall mean a bookkeeping account maintained on behalf of each Participant pursuant to Section 4 of Article II in which Compensation that is deferred by a Participant shall be recorded and to which dividends, distributions and interest may be credited in accordance with the Plan. A separate subaccount shall be maintained for Compensation payable in the form of Common Shares. A Participant’s Account shall be further divided into the following subaccounts: (a) a “Pre-2005 Subaccount” for amounts deferred by a Participant as of December 31, 2004 (and earnings and losses thereon) as determined under Treasury Regulation Section 1.409A-6(a) or any successor provision, and (b) a “Post-2004 Subaccount” for amounts deferred for purposes of Section 409A of the Code by a Participant after December 31, 2004 (and earnings and losses thereon). Amounts in the Pre-2005 Subaccounts are intended to qualify for “grandfathered” status pursuant to Treasury Regulation Section 1.409A-6(a) and therefore they shall be subject to the terms and conditions specified in the Plan as in effect prior to January 1, 2005.
          2. “Beneficiary” or “Beneficiaries” shall mean the person or persons designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to receipt of the entire amount credited to the Participant’s Account.
          3. “Board” shall mean the Board of Directors of the Company.
          4. “Code” shall mean the Internal Revenue Code of 1986, as amended.
          5. “Change in Control” shall mean that:
     (i) All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51 percent of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity is owned, directly or indirectly, by the shareholders of the Company generally prior to the transaction; or
     (ii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report thereto), as promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation thereto under the Exchange Act) of securities representing 30 percent or more of the combined voting power of the then-outstanding voting securities of the Company; or
     (iii) The Company shall file a report or proxy statement with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Item 5(f) of Schedule 14A thereunder (or any successor schedule, form, report of item thereto) that a change in control of the Company has or may have occurred, or will or may occur in the future, pursuant to any then-existing contract or transaction; or
     (iv) The individuals who constituted the Board at the beginning of any period of two consecutive calendar years cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company’s shareholders of each new member of the Board was approved by a vote of at least two-thirds of the members of the Board still in office who were members of the Board at the beginning of any such period.
          6. “Committee” shall mean the Compensation Committee of the Board or such other Committee as may be authorized by the Board to administer the Plan.
          7. “Common Shares” shall mean shares of common stock without par value of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 8 of Article II of the Plan.
          8. “Company” shall mean The Timken Company and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of The Timken Company with any other corporation or corporations.
          9. “Compensation” shall mean (i) cash compensation earned as a Director, including retainer and committee fees and (ii) incentive compensation payable in the form of Common Shares pursuant to the Long-Term Incentive Plan (other than restricted shares or options) or any similar plan approved by the Committee for this purpose.
          10. “Deferral Election” shall mean the Election Agreement (or portion thereof) completed by a Participant and filed with the Company that indicates the percentage or dollar amount of his or her Compensation that is or will be deferred under the Plan for the Deferral Period.
          11. “Deferral Period” shall mean the Year that commences after each Election Filing Date.
          12. “Director” shall mean any member of the Board who is not an employee of the Company or its affiliates.
          13. “Election Agreement” shall mean an agreement in the form that the Company may designate from time to time that is consistent with the terms of the Plan.
          14. “Election Filing Date” shall mean December 31 of the Year immediately prior to the first day of the Year for which Compensation would otherwise be earned.
          15. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          16. “Long-Term Incentive Plan” shall mean The Timken Company Long-Term Incentive Plan, as amended from time to time, or any similar long-term incentive plan.

          17. “Participant” shall mean any Director who has at any time elected to defer the receipt of Compensation in accordance with the Plan.
          18. “Payment Election” shall mean the Election Agreement (or portion thereof) completed by a Participant and filed with the Company that indicates the time of the commencement of a payment and the form of a payment of that portion of the Participant’s Compensation that is deferred pursuant to a Deferral Election under the Plan.
          19. “Plan” shall mean this deferred compensation plan, which shall be known as The Timken Company Director Deferred Compensation Plan.
          20. “Specified Employee” shall mean a “specified employee” with respect to the Company (or a controlled group member) determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(i) or any successor provision.
          21. “Termination of Service” means a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h)(2)(i).
          22. “Unforeseeable Emergency” means an event that results in severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant or his or her spouse, dependent (as defined in Section 152(a) of the Code), or Beneficiary, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as of result of events beyond the control of the Participant.
          23. “Year” shall mean a calendar year.
ARTICLE VII
ELECTION TO DEFER
          1. Eligibility. A Director may make a Deferral Election to defer receipt of all or a specified part of his or her Compensation for any Deferral Period in accordance with Section 2 of this Article. A Director who makes a Deferral Election must also make a Payment Election with respect to the amount deferred in accordance with Section 3 of this Article. A Director’s entitlement to defer shall cease on the last day of the Deferral Period in which he or she ceases to be a Director.
          2. Deferral Elections. Subject to Section 2(iii) of this Article, all Deferral Elections, once effective, shall be irrevocable, shall be made on an Election Agreement filed with the Director – Total

Rewards of the Company (or other Company administrative representative as may be designated by the Committee), and shall comply with the following requirements:
     (i) The Deferral Election on the Election Agreement shall specify the percentage or the dollar amount of a Participant’s Compensation that is to be deferred.
     (ii) The Deferral Election shall be made by, and shall be effective as of, the applicable Election Filing Date. Notwithstanding the foregoing, an individual who first becomes eligible to participate in the Plan during the course of a Year, rather than as of the applicable Election Filing Date, shall make such Deferral Election with respect to Compensation within thirty days following the date the Director first becomes a Director. Such Deferral Election shall be effective on the date made with regard to Compensation earned during such Year following the filing of the Election Agreement with the Company. For purposes of the preceding sentence, where an individual has ceased being eligible to participate in the Plan (other than the accrual of earnings), regardless of whether all amounts deferred under the Plan have been paid, and subsequently becomes eligible to participate in the Plan again, the individual shall be treated as being initially eligible to participate in the Plan if the individual had not been eligible to participate in the Plan (other than the accrual of earnings) at any time during the twenty-four month period ending on the date the individual again becomes eligible to participate in the Plan.
     (iii) In order to revoke or modify a Deferral Election with respect to Compensation for any particular Year, a revocation or modification must be delivered to the Director – Total Rewards of the Company (or other Company administrative representative as was previously designated by the Committee) prior to the deadline for making a Deferral Election under Section 2(ii) of this Article (the Election Filing Date or the end of the thirty-day period).
          3. Payment Elections. Subject to Sections 5, 6, and 7 of this Article, all Payment Elections are irrevocable, shall be made on an Election Agreement filed with the Director – Total Rewards of the Company (or other Company administrative representative as may be designated by the Committee), and shall comply with the following requirements:
     (i) Each Participant shall make a separate Payment Election for Compensation that is payable in cash and Compensation that is payable in Common Shares.
     (ii) Each Payment Election shall contain the Participant’s elections regarding the time at which the payment of amounts deferred pursuant to the specific Deferral Election shall commence.

               (1) A Participant may elect to commence payment upon either (A) the date the Participant incurs a Termination of Service for any reason (other than by reason of death) or (B) the date otherwise specified by the Participant in the Election Agreement, including a date determined by reference to the date the Participant incurs a Termination of Service for any reason (other than by reason of death).
               (2) Subject to Section 3(v) of this Article, payments made in accordance with the Participant’s election under Section 3(ii)(1)(A) of this Article shall be paid or commence to be paid within 90 days following the Termination of Service and payments made in accordance with the Participant’s election under Section 3(ii)(1)(B) of this Article shall be paid or commence to be paid within 90 days following the date specified in the Election Agreement, provided that, in either case, the Participant shall not have the right to designate the year of payment.
     (iii) Each Payment Election shall contain the Participant’s elections regarding the form of payment of the amount of his or her Compensation that the Participant deferred for the Deferral Period pursuant to his or her Deferral Election.
               (1) A Participant may elect to receive payment in one of the following forms: (A) a single, lump sum payment; or (B) in a number of approximately equal quarterly installments, not to exceed 40, as designated by the Participant in his or her Election Agreement.
               (2) In the event that a Participant’s deferral of Compensation pursuant to his or her Payment Election is payable in quarterly installments, all of the quarterly installments during the installment period shall be approximately equal in amount. The amount of the unpaid installment payments remaining in the Participant’s Account that is (a) attributable to the deferral of cash Compensation shall continue to bear interest as provided in Section 4(i) of this Article and (b) attributable to the deferral of Compensation payable in the form of Common Shares shall continue to be credited with dividends, distributions and earnings thereon as provided in Section 4(ii) of this Article.
     (iv) If the Payment Elections are not made by the applicable Election Filing Date or are insufficient to be deemed effective as of such date, then a Participant’s Deferral Election shall be null and void.

     (v) Notwithstanding the foregoing provisions of Section 3 of this Article, if the Participant is a Specified Employee at the time of his or her Termination of Service, then any payment on account of Termination of Service that was scheduled to commence during the six-month period immediately following the Participant’s Termination of Service shall commence on the first day of the seventh month after such Termination of Service (or, if earlier, the date of death). Any payments on account of Termination of Service that are scheduled to be paid more than six months after such Participant’s Termination of Service shall not be delayed and shall be paid in accordance with provisions of Section 3(iii) of this Article.

          4. Accounts.
     (i) Cash Compensation that a Participant elects to defer shall be treated as if it were set aside in an Account on the date the Compensation would otherwise have been paid to the Participant. A Participant’s Account shall be credited with gains, losses and earnings based on hypothetical investment directions made by the Participant, in accordance with investment deferral crediting options and procedures adopted by the Committee from time to time. The investment deferred crediting options shall include (x) a hypothetical Common Shares fund and (y) a hypothetical cash fund. To the extent a Participant chooses the hypothetical Common Share fund, the deferred cash Compensation shall be deemed to be invested in that number of whole and fractional Common Shares determined by dividing the amount of cash Compensation to be deferred by the fair market value per share of such Common Shares on the date such cash Compensation would otherwise be paid. A Participant’s Account shall be credited from time to time with additional cash amounts equal to dividends or other distributions paid on the number of Common Shares reflected in the Account. Any additional cash amounts shall be credited with gains, losses and earnings based on hypothetical investment directions made by the Participant, including deemed investment in the hypothetical Common Shares fund. To the extent a Participant chooses the hypothetical cash fund, such amounts shall be credited with interest computed quarterly on the lowest balance in the Account during such quarter at the prime rate in effect according to The Wall Street Journal on the last day of such quarter plus 1%. A Participant may change such hypothetical investment directions pursuant to such procedures adopted by the Committee from time to time. The Company specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time. By electing to defer any amount pursuant to the Plan, each Participant shall thereby acknowledge and agree that the Company is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s hypothetical investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company thereunder or relating thereto. Any amounts credited to a Participant’s Account with respect to which a Participant does not provide investment direction shall be credited with earnings in an amount determined by the Committee in its sole discretion or, if an amount is not so determined, such amounts shall be credited to the hypothetical cash fund until further ordered by the Committee or the Board of Directors. A

Participant’s Account shall be adjusted as of each business day, except that interest, if any, for a calendar quarter shall be credited on the first day of the following quarter.
     (ii) Compensation payable in the form of Common Shares that a Participant elects to defer shall be reflected in a separate Account, which shall be credited with the number of Common Shares that would otherwise have been issued or transferred and delivered to the Participant. Such Account shall be credited from time to time with amounts equal to dividends or other distributions paid on the number of Common Shares reflected in such Account, and such Account shall be credited with gains, losses and earnings on cash amounts credited to such Account from time to time in the manner provided in Subsection (i) above with respect to cash Compensation.
          5. Death of a Participant. In the event of the death of a Participant, the amount of the Participant’s Account(s) shall be paid to the Beneficiary or Beneficiaries designated in a writing on a form that the Company may designate from time to time (the “Beneficiary Designation”) in a lump sum within 90 days of the day of death; provided that the Beneficiary or Beneficiaries shall not have the right to designate the year of payment. A Participant’s Beneficiary Designation may be changed at any time prior to his or her death by the execution and delivery of a new Beneficiary Designation. The Beneficiary Designation on file with the Company that bears the latest date at the time of the Participant’s death shall govern. In the absence of a Beneficiary Designation or the failure of any Beneficiary to survive the Participant, the amount of the Participant’s Account(s) shall be paid to the Participant’s estate in a lump sum within 90 days of the day of death; provided that the representative of the estate shall not have the right to designate the year of payment. In the event of the death of the Beneficiary or Beneficiaries after the death of a Participant, the remaining amount of the Account(s) shall be paid in a lump sum to the estate of the last Beneficiary to receive payments within 90 days of the day of death; provided that the representative of the estate shall not have the right to designate the year of payment.
          6. Small Payments. Notwithstanding the foregoing provisions of this Article II, if upon the applicable distribution date the Participant’s total balance in his or her Account(s), in addition to the balances and accounts under any other agreements, methods, programs, plans or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan with the account balances under the Plan under Treasury Regulation Section 1.409A-1(c)(2) (the “Aggregate Account Balance”), is less than $5,000, then the amount of the Participant’s Aggregate Account Balance may, at the discretion of the Company, be paid in a lump sum.
          7. Acceleration. Notwithstanding the foregoing provisions of this Article II:

     (i) If a Change in Control occurs, the total amount of each Participant’s Account(s) shall immediately be paid to the Participant in the form of a single, lump sum payment, provided that if such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5), or any successor provision, then payment shall be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the date (or dates) the Participant would otherwise be entitled to a distribution (or distributions) in accordance with the provisions of the Plan.
     (ii) In the event of an Unforeseeable Emergency and at the request of a Participant or Beneficiary, the Committee may in its sole discretion accelerate the payment to the Participant or Beneficiary of all or a part of his or her Account(s). Payments of amounts as a result of an Unforeseeable Emergency may not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution(s), after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
          8. Adjustments. The Committee may make or provide for such adjustments in the numbers of Common Shares credited to Participants’ Accounts, and in the kind of shares so credited, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all Common Shares deliverable under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances.

          9. Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
ARTICLE VIII
ADMINISTRATION
  The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to (i) determine all questions relating to eligibility for participation in the Plan and the amount in the Account or Accounts of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (ii) resolve all other questions arising under the Plan, including any questions of construction, and (iii) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final and binding upon all interested parties.
ARTICLE IX
AMENDMENT AND TERMINATION
  The Company reserves the right to amend or terminate the Plan at any time by action of the Board; provided, however, that no such action shall adversely affect any Participant or Beneficiary who has an Account, or result in the acceleration of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary; (provided, however, that the consent requirement of Participants or Beneficiaries to certain actions shall not apply to any amendment or termination made by the Company pursuant to Section 7(iii) of Article V). Notwithstanding the preceding sentence, the Committee, in its sole discretion, may terminate the Plan to the extent and in circumstances described in Treasury Regulation Section 1.409A-3(j)(4)(ix), or any successor provision.
ARTICLE X
MISCELLANEOUS
          1. Non-alienation of Deferred Compensation. Except as permitted by the Plan and subject to Section 7(ii) of this Article V, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary.
          2. Interest of Director. The obligation of the Company under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company to make payments from its general assets, as provided herein, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the Company’s general creditors and provided, further, that no amount shall be transferred to trust if, pursuant to Section 409A of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.
          3. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Company or any Subsidiary or the officers, employees or Directors of the Company, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
          4. Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
          5. Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.
          6. Relationship to Other Plans. The Plan is intended to serve the purposes of and to be consistent with the Long-Term Incentive Plan and any similar plan approved by the Committee for purposes of the Plan The issuance or transfer of Common Shares pursuant to the Plan shall be subject in all respects to the terms and conditions of the Long-Term Incentive Plan and any other such plan. Without limiting the generality of the foregoing, Common Shares credited to the Accounts of Participants pursuant to the Plan as a result of the deferral of Compensation payable in Common Shares shall be taken into account for purposes of Section 3 of the Long-Term Incentive Plan (Shares Available Under the Plan) and for purposes of corresponding provisions of any other such plan.
          7. Compliance with Section 409A of the Code.
     (i) To the extent applicable, it is intended that the Plan (including all amendments thereto) comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant or a Beneficiary. The Plan shall be administered in a manner consistent with this intent. In furtherance of, but without limiting the generality of the foregoing, amounts in the Pre-2005 Subaccounts, which are intended to qualify for “grandfathered” status pursuant to Treasury Regulation Section 1.409A-6(a), shall not be subject to the provisions of Section 409A of the Code and shall be governed by the terms and conditions specified in the Plan as in effect prior to January 1, 2005.

     (ii) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, provided that to the extent permitted by Section 409A of the Code, payment of part or all of a Participant’s interest under the Plan may be made to an individual other than the Participant to the extent necessary to fulfill a domestic relations order as defined in Section 414(p)(1)(B) of the Code. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.
     (iii) Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to the Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s Account in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
     8. Headings; Interpretation.
          (i) Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
          (ii) Any reference in the Plan to Section 409A of the Code will also include any applicable proposed, temporary, or final regulations or any other applicable formal guidance promulgated with respect to such Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service. Further, any specific reference to a Code section or a Treasury Regulation section shall include any successor provision of the Code or the Treasury Regulation, as applicable.
          (iii) For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance that may occur or exist only if permitted by Section 409A of the Code would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.